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                                                Filed Pursuant to Rule 424(b)(3)
                                                Registration No. 333-121263


                             APPLICABLE FINAL TERMS

     Set out below is the form of final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) which will be completed for each tranche of bonds offered and sold pursuant to this prospectus supplement and the U.S. Prospectus. The bonds may be issued in one or more series as we may authorize from time to time. Prospective investors should refer to the applicable prospectus supplement and the U.S. Prospectus for a description of the specific terms and conditions of the particular series of bonds.

                    FINAL TERMS NO. 1875 DATED 17 APRIL 2008

                         QUEENSLAND TREASURY CORPORATION

                    ISSUE OF A$ 10,000,000.00 GLOBAL A$ BONDS
      GUARANTEED BY THE TREASURER ON BEHALF OF THE GOVERNMENT OF QUEENSLAND
               UNDER THE A$18,000,000,000 GLOBAL A$ BOND FACILITY
        ISSUED ON A CONSOLIDATED BASIS WITH THE GLOBAL A$ BONDS DUE 2015
CURRENTLY TOTALING A$ 4,430,363,000.00 (A$3,265,163,000.00 INCLUDING BUY BACKS)]

                            PART A--CONTRACTUAL TERMS

     Terms used herein shall be deemed to be defined as such for the purposes of the Terms and Conditions set forth in the prospectus supplement dated November 1, 2002 and the US Prospectus dated November 1, 2002 (together, the "Original Prospectus") (the "Terms and Conditions"). This document constitutes the final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) of the bonds described herein for the purposes of Article 5.4 of the Prospectus Directive (as defined below) and must be read in conjunction with the prospectus supplement dated December 12, 2007, and the US Prospectus dated December 10, 2007 (together, the "Prospectus") which constitutes a base prospectus for the purposes of the Prospectus Directive (Directive 2003/71/EC) (the "Prospectus Directive") (hereinafter, the "prospectus supplement"), save in respect of the Terms and Conditions which are incorporated by reference herein. Full information on the Issuer, the guarantor and the offer of the bonds is only available on the basis of the combination of this document, the Original Prospectus and the Prospectus. Copies of the prospectus supplement and the Prospectus are available for viewing free of charge at the Head Office of the Issuer, Minerals & Energy Centre, 61 Mary Street, Brisbane, Queensland 4000, Australia, and copies may be obtained from the listing agent, Deutsche Bank Luxembourg S.A., 2 Boulevard Konrad Adenauer, L-1115 Luxembourg. The final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) will be published on the Luxembourg Stock Exchange's website.

     [Include whichever of the following apply or specify as "Not Applicable" (N/A). Note that the numbering should remain as set out below, even if "Not Applicable" is indicated for individual paragraphs or subparagraphs. Italics denote directions for completing the final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons).]

     [When adding any other final terms or information at, for example, item 19 of Part A or in relation to disclosure relating to the interests of natural and legal persons involved in the issue/offer in Part B consideration should be given as to whether such terms or information constitute "significant new factors" and consequently trigger the need for a supplement to the Prospectus under Article 16 of the Prospectus Directive.]

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1.  (i)    Issuer:                              Queensland Treasury Corporation

    (ii)   Guarantor:                           The Treasurer on behalf of the Government
                                                of Queensland

2.         Benchmark line:                      2015

                                                (to be consolidated and form a single
                                                series with QTC 6% Global A$Bonds due 14
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                                                October 2015, ISIN US748305BE82)

3.         Specific Currency or Currencies:     AUD ("A$")

4.  (i)    Issue price:                         95.990%

    (ii)   Dealers' fees and commissions paid   No fee or commission is payable in respect
           by Issuer:                           of the issue of the bond(s) described in
                                                these final terms (which will constitute a
                                                "pricing supplement" for purposes of any
                                                offers or sales in the United States or to
                                                U.S. persons). Instead, QTC pays fees and
                                                commissions in accordance with the
                                                procedure described in the QTC Offshore
                                                and Onshore Fixed Interest Distribution
                                                Group Operational Guidelines.

5.         Specified Denominations:             A$1,000

6.  (i)    Issue Date:                          21 April 2008

    (ii)   Record Date (date on and from        6 April / 6 October. Security will be
           which security is Ex-interest):      ex-interest on and from 7 April / 7
                                                October.

    (iii)  Interest Payment Dates:              14 April / 14 October

7.         Maturity Date:                       14 October 2015

8.         Interest Basis:                      6 per cent Fixed Rate

9.         Redemption/Payment Basis:            Redemption at par

10.        Change of Interest Basis or          Not Applicable
           Redemption/Payment Basis:

11. (i)    Status of the Bonds:                 Senior and rank pari passu with other
                                                senior, unsecured debt obligations of QTC

    (ii)   Status of the Guarantee:             Senior and ranks pari passu with all its
                                                other unsecured obligations

12.        Method of distribution:              Non-syndicated

PROVISIONS RELATING TO INTEREST (IF ANY) PAYABLE

13.        Fixed Rate Note Provisions
           Applicable

    (i)    Rate(s) of Interest:                 6 per cent per annum payable semi-annually
                                                in arrears

    (ii)   Interest Payment Date(s):            14 April and 14 October in each year up to
                                                and including the Maturity Date

    (iii)  Fixed Coupon Amount(s):              A$30 per A$1,000 in nominal amount
           (Applicable to bonds in definitive
           form)

    (iv)   Determination Date(s):               Not Applicable

    (v)    Other terms relating to the method   None
           of calculating interest for Fixed
           Rate Bonds:
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PROVISIONS RELATING TO REDEMPTION

14.        Final Redemption Amount:             A$1,000 per bond of A$1,000 Specified
                                                Denomination

                                                (NB: If the Final Redemption Amount is
                                                other than 100 per cent. of the nominal
                                                value the bonds will be derivative
                                                securities for the purposes of the
                                                Prospectus Directive and the requirements
                                                of Annex XII to the Prospectus Directive
                                                Regulation will apply and the Issuer will
                                                prepare and publish a supplement to the
                                                Prospectus)

15.        Early Redemption Amount(s) payable   Not Applicable
           on redemption for taxation reasons
           or on event of default and/or the
           method of calculating the same:

GENERAL PROVISIONS APPLICABLE TO THE BONDS

16.        Form of Bonds:                       Permanent Global Note not exchangeable for
                                                Definitive Bonds

17.        Additional Financial Centre(s) or    Not Applicable
           other special provisions relating
           to Payment Dates:

18.        Talons for future Coupons or         No
           Receipts to be attached to
           Definitive Bonds (and dates on
           which such Talons mature):

19.        Other terms or special conditions:   Not Applicable

                                                (When adding any other final terms
                                                consideration should be given as to
                                                whether such terms constitute "significant
                                                new factors" and consequently trigger the
                                                need for a supplement to the Prospectus
                                                under Article 16 of the Prospectus
                                                Directive)

DISTRIBUTION

20. (i)    If syndicated, names and addresses   Not Applicable
           of Managers and underwriting
           commitments:

    (ii)   Date of Dealer Agreement:            17 April 2008

    (iii)  Stabilizing Manager(s) (if any):     Not Applicable

21.        If non-syndicated, name and          UBS AG, Australia Branch
           address of relevant Dealer:          Level 25, Governor Phillip Tower
                                                1 Farrer Place
                                                SYDNEY NSW 2000

22.        Whether TEFRA D or TEFRA C rules     TEFRA Not Applicable
           applicable or TEFRA rules not
           applicable:

23.        Non exempt Offer                     Not Applicable
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                                                (N.B. Consider any local regulatory
                                                requirements necessary to be fulfilled so
                                                as to be able to make a non-exempt offer
                                                in relevant jurisdictions. No such offer
                                                should be made in any relevant
                                                jurisdiction until those requirements have
                                                been met. Non-exempt offers may only be
                                                made into jurisdictions in which the base
                                                prospectus (and any supplement) has been
                                                notified/passported.)

24.        Additional selling restrictions:     Not Applicable
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LISTING APPLICATION

     These final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) comprises the details required for issue and admission to trading on the Luxembourg Stock Exchange regulated market and admission to the Official List of the Luxembourg Stock Exchange of bonds described herein pursuant to the A$18,000,000,000 Global A$ Bond Facility of Queensland Treasury Corporation.

RESPONSIBILITY

     The Issuer and the Guarantor accept responsibility for the information contained in these final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons).

Signed on behalf of the Issuer:


By:
    ---------------------------------
    Duly authorized

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                            PART B--OTHER INFORMATION

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1.         LISTING AND ADMISSION TO TRADING

    (i)    Listing                              Bourse de Luxembourg.

    (ii)   Admission to trading:                Application has been made by the Issuer
                                                (or on its behalf) for the bonds to be
                                                admitted to trading on the regulated
                                                market of the Bourse de Luxembourg with
                                                effect from the Issue Date.

                                                (Where documenting a fungible issue need
                                                to indicate that original securities are
                                                already admitted to trading.)

2.         RATINGS

           Ratings:                             The bonds to be issued have been rated:

                                                S&P:     AAA
                                                Moody's: Aaa

                                                An obligation rate 'AAA' by S&P has the
                                                highest credit rating assigned by Standard
                                                & Poor's. The obligor's capacity to meet
                                                its financial commitment on the obligation
                                                is extremely strong.

                                                Obligations rated 'AAA' by Moody's are
                                                judged to be of the highest quality with
                                                minimal credit risk.

                                                A credit rating is not a recommendation to
                                                buy, sell or hold securities and may be
                                                revised or withdrawn by the rating agency
                                                at any time. Each rating should be
                                                evaluated independently of any other
                                                rating.

                                                (The above disclosure should reflect the
                                                rating allocated to bonds issued under the
                                                bond facility generally or, where the
                                                issue has been specifically rated, that
                                                rating.)

3.         INTERESTS OF NATURAL AND LEGAL PERSONS INVOLVED IN THE ISSUE

Save for any fees payable to the Dealers, so far as the Issuer is aware, no person involved in the issue of the bonds has an interest material to the offer.--Amend as appropriate if there are other interests] [(When adding any other description, consideration should be given as to whether such matters described constitute "significant new factors" and consequently trigger the need for a supplement to the prospectus supplement under Article 16 of the Prospectus Directive.)]

4.         REASONS FOR THE OFFER, ESTIMATED NET PROCEEDS AND TOTAL EXPENSES

    (i)    Reasons for the Offer:               See "Use of Proceeds" section in the
                                                prospectus supplement--if reasons for
                                                offer different from making profit and/or
                                                hedging certain risks will need to include
                                                those reasons here.

    (ii)   Estimated net proceeds:              Not Applicable.

                                                (If proceeds are intended for more than
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                                                one use will need to split out and present
                                                in order of priority. If proceeds
                                                insufficient to fund all proposed uses
                                                state amount and sources of other
                                                funding.)

    (iii)  Estimated total expenses:            Not Applicable.

                                                [Expenses are required to be broken down
                                                into each principal intended "use" and
                                                presented in order of priority of such
                                                "uses".]

5.         YIELD

           Indication of yield:                 6.71%

                                                Calculated as 7 basis points less than the
                                                yield on the equivalent A$ Domestic Bond
                                                issued by the Issuer under its Domestic A$
                                                Bond Facility on the Trade Date.

                                                The yield is calculated at the Trade Date
                                                on the basis of the Issue Price. It is not
                                                an indication of future yield.

6.         OPERATIONAL INFORMATION

    (i)    ISIN Code:                           US748305BE82

    (ii)   Common Code:                         017598066

    (iii)  CUSIP Code:                          748305BE8

    (iv)   Any clearing system(s) other than    Not Applicable
           Depositary Trust Company,
           Euroclear Bank S.A./N.V. and
           Clearstream Banking, societe
           anonyme and the relevant
           identification number(s):

    (v)    Delivery:                            Delivery free of payment

    (vi)   Names and addresses of additional    [_____]
           Paying Agent(s) (if any):

7.          TERMS AND CONDITIONS OF THE OFFER

    (i)    Offer Price;                         Not applicable

    (ii)   [Conditions to which the offer is    Not applicable
           subject;]

    (iii)  [Description of the application      Not applicable
           process;]

    (iv)   [Details of the minimum and/or       Not applicable
           maximum amount of application;]

    (v)    [Description of possibility to       Not applicable
           reduce subscriptions and manner
           for refunding excess amount paid
           by applicants;]

    (vi)   [Details of the method and time      Not applicable
           limits for paying up and
           delivering the bonds;]

    (vii)  [Manner in and date on which         Not applicable
           results of the offer are to be
           made public;]
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    (viii) [Procedure for exercise of any       Not applicable
           right of pre-emption,
           negotiability of subscription
           rights and treatment of
           subscription rights not
           exercised;]

    (ix)   [Categories of potential investors   Not applicable
           to which the bonds are offered and
           whether tranche(s) have been
           reserved for certain countries;]

    (x)    [Process for notification to         Not applicable
           applicants of the amount allotted
           and the indication whether dealing
           may begin before notification is
           made;]

    (xi)   [Amount of any expenses and taxes    Not applicable
           specifically charged to the
           subscriber or Purchaser;]

    (xii)  [Name(s) and address(es), to the     None
           extent know to the Issuer, of the
           placers in the various countries
           where the offer takes place.]
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